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                CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED
                         OFFICE AND OF REGISTERED AGENT


It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is:

                         Summit Family Restaurants Inc.

         2. The registered office of the corporation within the State of Delaware is hereby changed to 32 Loockerman Square, Suite L-100, City of Dover 19904, County of Kent.

         3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.


         4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on July 11, 1995.


                                        /s/ Charlotte L. Miller
                                        ----------------------------------
                                        [Typed title of authorized officer]
                                        Senior V.P. & Secretary